Exhibit 10.7

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED AGREEMENT is executed and made effective as of January 1, 2002 between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership, whose address is P.O. Box 10889, Greensboro, N.C. 27404 (the "Company") and WILLARD ALBEA CHAFIN, JR., a resident of North Carolina, whose address is 8301 Case Ridge Drive, Oak Ridge, North Carolina 27310 (the "Chafin").

                                    RECITALS

A. Company and Chafin entered into an Employment Agreement dated March 7, 1990 which was amended and restated as of October 11, 1993, January 1, 1996 and January 1, 1999.

B. The parties intend to modify, amend and restate their Agreement upon the terms and conditions set forth herein

     Now therefore, in consideration of the promises contained herein and other valuable consideration the parties agree as follows:

1. EMPLOYMENT. Company agrees to employ Chafin during the term of this Agreement. Chafin agrees to devote substantial time and attention and his best efforts to the business affairs of the Company. During the term of his employment hereunder, Chafin shall not perform services for others as a consultant, employee or otherwise and shall not engage in the conduct of any other trade or business.

          Company is engaged in the development and operation of retail shopping centers. Chafin will serve as a Executive Vice President of the Company, Leasing, Marketing, Operations, Real Estate and will perform duties assigned to him by the Company in all phases of the Company's business. Chafin's major responsibilities will include site selection for new shopping  centers to be  developed  and leasing  space in new and  existing shopping centers as manufacturer's outlets. Chafin will be directly involved in the management of existing and new centers. Other responsibilities will include assisting in the promotion, advertising and marketing of all Company's shopping centers and the development of a good communications program between Company and its tenants. Chafin will be required to engage in extensive travel and Chafin will work out of Company's Greensboro, North Carolina office.

2. TERM. The term of this Agreement as herein amended and restated shall begin on January 1, 2002 and shall end on December 31, 2004 (the "Contract Term") unless sooner terminated as herein provided. The twelve calendar month period beginning on January 1, 2002 and ending December 31, 2002 and each calendar year thereafter during the Contract Term is sometimes herein referred to as a "Contract Year".

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          By mutual  written  agreement,  the  parties  may  extend  the term of employment for an additional period of three years (an "Extended Term") upon such terms and conditions as the parties may agree.

          This Agreement shall survive any merger, acquisition or cessation of business by the Company and shall remain binding upon any successor of the Company or transferee of the Company's business.

3. COMPENSATION. As compensation for Executive's services performed pursuant to this Agreement, Company will pay Executive an "Annual Base Salary" of $242,550.00 for the Contract Year beginning January 1, 2002 and an Annual Base Salary for each Contract year thereafter in an amount set by the Company's Executive Compensation Committee but not less than $242,550.00. The Annual Base Salary shall be paid in equal installments in arrears in accordance with Company's regular pay schedule.

          The Company will provide Chafin with any medical, disability or life insurance benefits in accordance with any such plans provided by the Company for other employees and for which Chafin is eligible.

          Chafin will be reimbursed for any necessary and reasonable expense incurred by Chafin in performing the services requested of him by the Company during the term of employment. At least monthly, Chafin will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably require.

          Company will pay and/or withhold for FICA, income and other employee taxes on compensation payable to Chafin hereunder as required by law.

4. VACATION. Chafin shall be entitled to four (4) weeks of vacation during each Contract Year for the term of employment hereunder.

5.   TERMINATION.   Chafin's  employment  by  the  Company  hereunder  shall  be terminated upon the occurrence of any of the following events:

     A.   If the Company and Chafin mutually agree to terminate the employment;


     B. Upon the disability of Chafin. "Disability" for these purposes shall mean Chafin's inability through physical or mental illness or other cause to perform any of the material duties assigned to him by the Company for a period of one hundred and eighty (180) days or more within any twelve consecutive calendar months. Chafin will be paid during any sickness or disability period;

     C. By either party in the event of a material breach by the other party of any of that other party's obligations under this Agreement;

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     D.   By Company,  if Chafin is  convicted of a felony or engages in conduct or activity that has, or in the Company's reasonably held belief, will have a material adverse effect upon Company's business or future prospects;

     E.   Upon Chafin's  death.

               Upon termination of Chafin's employment, Chafin shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination and shall not be entitled to additional compensation except as follows:

          (1) If Chafin's employment is terminated by reason of his death or disability during the Contract Term, the Company will pay Chafin (or the personal representatives of his estate, in the event of his death) as a death or disability benefit, an amount equal to the Annul Base Salary payable hereunder for the Contract Year within which such termination occurs. Such amount shall be paid in 12 equal monthly installments, with the first installment payable on the last day of the first calendar month following the calendar month in which Chafin's employment is terminated;

          (2) If Company materially breaches this Agreement and this Agreement is terminated or rescinded by Chafin, in addition to the compensation due Chafin under Section 3 hereinabove, Company shall pay Chafin as additional compensation an amount equal to the Annual Base Salary payable hereunder in the Contract Year within which Chafin's employment is terminated. Such amount shall be paid in twelve (12) equal monthly installments on the first of each month beginning the first day of the first month after Chafin shall terminate or rescind this Agreement in writing;

          (3) If Chafin's employment is not terminated prior to the end of the Contract Term and if Chafin offers to extend the term of his employment by the Company beyond the Contract Term for one year or more upon substantially the same terms as the last Contract Year of the Contract Term but the Company elects not to continue Chafin's employment, the Company shall pay Chafin as a severance benefit an amount equal to the greater of (i) $125,000.00 or (ii) one half (1/2) of the Annual Base Salary payable to him for the last Contract Year of the Contract Term.

6.   COVENANT AGAINST COMPETITION AND NON-DISCLOSURE.

     A. Covenant Against Competition. Chafin covenants and agrees that during Chafin's employment and for a period of one year after he ceases to be employed by Company, Chafin shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity, engage in the development or operation of a retail shopping facility within a radius of one hundred (100) miles of any retail shopping facility owned or operated by the Company at any time during Chafin's employment hereunder or in any state in which the Company owns or operates a retail shopping facility or within the radius of one hundred (100) miles of any site for which Company has made an offer to purchase for the development of a retail shopping facility by the Company prior to the date of the termination of Chafin's employment.

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     B.   Disclosure of Information. Chafin acknowledges that in and as a result of his employment hereunder, he will be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Company's development, financing, construction and operation of retail shopping facilities. Chafin covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, him as a result of his employment by Company.

     C.   Reasonableness of Restrictions.

          1. Chafin has carefully read and considered the foregoing provision of this Item, and, having done so, agrees that the restrictions set forth in these paragraphs, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

          2. In the event that, notwithstanding the foregoing, any of the provisions of this Item shall be held invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Item relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

     D. Consideration. The covenants against competition and non-disclosure by Chafin in this Item are made in consideration of the Company's agreement to employ Chafin upon the terms and conditions set forth herein. Such covenants against competition and of non-disclosure by Chafin in this Item constitute the material inducement to Company to enter into this Agreement, to make confidential information developed by Company available to Chafin and to pay the salary and bonuses provided for Chafin herein.

     E. Company's Remedies. Chafin covenants and agrees that if he shall violate any of his covenants or agreements contained in this Item, then Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Chafin:

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          1.   Company  shall be relieved of any  further  obligation  to Chafin under the terms of this agreement; and

          2. Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Chafin, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation.

     The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company's exercise of any other rights described above or otherwise available under applicable principals of law or equity.

7.   NOTICES.

     Any notice required or permitted to be given pursuant to this Agreement shall be hand delivered or sent by certified mail, return receipt requested, to the address of the party to whom it is directed as set forth below:

                 Company: Tanger Properties Limited Partnership c/o Stanley K. Tanger
                                           P.O. Box 10889
                                           Greensboro, N.C.  27404

                 Chafin:                   Willard Albea Chafin, Jr.
                                           8301 Case Ridge Drive
                                           Oak Ridge, North Carolina 27310

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

                    TANGER PROPERTIES LIMITED PARTNERSHIP, a
                    North Carolina Limited Partnership

                    By:  TANGER GP TRUST, its sole General Partner

                    By: ____________________________________
                        Stanley K. Tanger, Chief Executive Officer
                        and Chairman of the Board


                        ____________________________________
                        WILLARD ALBEA CHAFIN, JR.

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